Exhibit 10.1

SECOND AMENDMENT TO THE
INSPERITY, INC. 2012 INCENTIVE PLAN

The Insperity, Inc. 2012 Incentive Plan (the “Plan”), shall be, and hereby is, amended in the following respects, effective as of January 1, 2015, except as otherwise specified below:

I.
Section 7 is amended, by adding the following new subsection 7(i) thereto:

“(i)    Minimum Vesting for Certain Types of Employee Awards.
Any Option, Phantom Stock Award, Restricted Stock, Stock Appreciation Right, or Stock Award, granted to an Employee, which is not a Performance Award, shall be granted with a minimum vesting period of three (3) years from the Grant Date, provided that:

(i)
Vesting of the Employee Award may occur pro-rata over the vesting period, or in accordance with a vesting schedule that does not provide for vesting to occur quicker than pro-rata over the vesting period.

(ii)
The Committee may provide for earlier vesting for an Employee Award granted in conjunction with an Employee’s date of hire or upon a termination of employment by reason of death, disability or Change of Control.

(iii)	The three (3) year minimum vesting period shall not apply to an Employee Award that is granted in lieu of salary or bonus.”

II.

Except as modified herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment to the Plan is adopted this 19th day of February, 2015.

INSPERITY, INC.

By:	/s/ Daniel D. Herink
Daniel D. Herink
Senior Vice President of Legal, General Counsel and Secretary